EXHIBIT 99.0



For Immediate Release

Contact:  Lisa Marie Bongiovanni
          Mattel, Inc.
          310-252-3524



              MATTEL OUTLINES FINANCIAL REALIGNMENT
              -------------------------------------

           -- Announces Sale of The Learning Company;
    Restructuring and Special Charges; Dividend Reduction --


EL SEGUNDO, Calif., September 29, 2000 - Mattel, Inc. (NYSE:MAT) today announced a comprehensive financial realignment plan that is expected to generate substantial cost savings and improve the company's profitability and cash flow. Following a thorough evaluation and analysis of the company's operations and financial structure, the program, outlined by Mattel's Chairman and Chief Executive Officer, Robert A. Eckert, is consistent with his previously articulated strategic plan to focus on Mattel's core brands.

"Since joining the company in May, my highest priority has been the job of repositioning Mattel for profitable growth. To achieve this goal, we will focus on growing our core brands and lowering operating costs and interest," said Eckert. "I realize that these objectives involve difficult decisions, as they have a very real and human component, but these measures are necessary to enable Mattel to realize its potential. I believe our committed team of managers and employees at Mattel recognize this."

The key components of the financial realignment program include:

  o  The Sale and Writedown of The Learning Company:  Mattel
     signed a definitive agreement for the sale of The Learning
     Company to an affiliate of Gores Technology Group.   Under the
     agreement, Mattel will have a contractual right to receive future consideration. "Gores Technology Group is uniquely capable of managing the day-to-day operations of The Learning Company and unlocking future value," said Eckert.

     Upon closing, which is pending government approval, the agreement provides that Mattel will sell The Learning Company to a limited liability company that is 100 percent owned by Gores Technology Group. Under the purchase agreement, Mattel has no further obligation to fund the operations of The Learning Company.

     A writedown primarily related to the net book value of The
     Learning Company will result in an after tax loss from discontinued operations of approximately $430 million.

  o Restructuring and Special Charges: In order to improve gross margin and Selling, General and Administrative expenses (SG&A), the restructuring includes actions designed to lower production and manufacturing costs; reduce royalty payments under licensing contracts; and streamline its U.S.-based headquarter locations by 10 percent, or approximately 350 positions.

  o Reducing Cash Dividend: A reduction in the company's cash dividend from a quarterly $.09 per share to an annual $.05 per share, effective immediately, which will result in annual cash savings of $130 million.

Over the next three years, the restructuring and special charges will generate approximately $200 million in pre-tax savings. The $250 million of pre-tax costs associated with the restructuring and special charges will be recorded over a two-and-a-half-year period, of which $150 million will be cash. Approximately $100 million of pre-tax costs will be recorded in the third quarter of 2000.

Eckert further noted that the impact of the financial program will be a stronger, more profitable company. "We expect that as a result of the actions announced today, we will generate increased earnings and cash flow."

The dividend reduction will also add to the company's performance by improving cash flow and reducing debt. "We are returning the dividend to a ratio that is appropriate for the company. Mattel is not facing a liquidity issue. Reducing the dividend will give us more capital flexibility going forward, which will in turn lead to a stronger balance sheet and increased shareholder value," said Eckert.

In conjunction with today's announcement, Mattel will be hosting an analyst conference call today at 7 a.m. (PDT). The call* will be broadcast live over the internet on the Investors section of www.mattel.com. The call will be archived on the Investors page of Mattel's website (www.mattel.com) for 90 days.

With headquarters in Los Angeles, Gores Technology Group (GTG) is a privately held international acquisition and management firm that pursues an aggressive strategy of acquiring promising high-technology organizations and managing them for growth and profitability.

Mattel, Inc. is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.

* Minimum Requirements to listen to broadcast: The RealPlayer software (downloadable free from www.real.com/products/player/index.html) and at least a 14.4Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webmaster@vdat.com.


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Note:

Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, manufacture, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; uncertainty regarding the sale of the company's software business; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings

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